Exhibit 10.1

EXECUTION COPY

The portions of this Exhibit 10.1 marked “******” have been omitted and confidentially filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

License and Strategic Business Agreement

Between

Uni-Pixel Displays, Inc.

And

Lockheed Martin Corporation

Lockheed Martin Systems Integration – Owego

October 5, 2005

License and Strategic Business Agreement

Table of Contents

Recitals

Article 1	General Definitions And Relationships Among Definitions

Article 2	Research and Development Work

Article 3	Technological Know-How, Ideas, and Inventions

Article 4	Preferred Supplier and License

Article 5	Patent Rights

Article 6	Patent Infringement and Defense

Article 7	Representations and Warranties

Article 8	Term and Termination

Article 9	Survival After Termination

Article 10	Escrow Agreement

Article 11	Non-exclusiveness of Remedies

Article 12	Notices

Article 13	Assignment

Article 14	Force Majeure

Article 15	Successors, Assigns, Etc.

Article 16	Limitation of Liability

Article 17	Confidential Information

Article 18	Governing Law

Article 19	Invalidity

Article 20	Waiver

Article 21	Publicity

Article 22	Order of Precedence

Article 23	Sole Agreement

LICENSE AND STRATEGIC BUSINESS

AGREEMENT

This Agreement, made as of 05 October 2005 and having an effective date as of 15 October 2004 (the “Effective Date”), by and between Uni-Pixel Displays, Inc., a Texas corporation having offices at 8708 Technology Forest Pl. Suite 100, The Woodlands, TX 77381) (referred to as “UPD”); and Lockheed Martin Corporation, a Maryland corporation, acting by and through Lockheed Martin Systems Integration-Owego and having offices at 1801 Route 17C, Owego, New York 13827 (referred to as “LOCKHEED MARTIN”);

1.                                      RECITALS

Whereas, UPD has developed proprietary TMOS Display Technology  (as defined hereinafter);

Whereas, UPD has to date provided LOCKHEED MARTIN with certain information pertaining to said TMOS Display Technology pursuant to that certain Agreement to Exchange of Confidential Information (AECI) No.  9552 dated 05 May 2004;

Whereas, UPD is willing to research and develop prototypes of UPD Licensed Products (as defined hereinafter) based upon such TMOS Display Technology for exclusive marketing by LOCKHEED MARTIN in the Military/Aerospace Field and by UPD in all fields other than the Military/Aerospace Field;

Whereas, LOCKHEED MARTIN has financially supported a portion of such research and development relating to the prototypes of the UPD Licensed Products;

Whereas, UPD and LOCKHEED MARTIN agree that, in consideration of the financial and engineering resources provided by LOCKHEED MARTIN under Purchase Order 270662 for the research and development by UPD on said prototype(s) UPD Licensed Products, UPD shall sell and license the UPD Licensed Products exclusively to LOCKHEED MARTIN for worldwide use in the Military/Aerospace Field and LOCKHEED MARTIN shall designate UPD as a “Preferred Supplier” to LOCKHEED MARTIN for said UPD Licensed Products, all as further described herein; and

Whereas, LOCKHEED MARTIN is willing to grant UPD a nonexclusive license under any LOCKHEED MARTIN IPR directly relating to TMOS Display Technology for markets other than the Military/Aerospace Field.

Now therefore, in consideration of the terms and conditions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the execution and delivery hereof, UPD and LOCKHEED MARTIN agree as follows:

ARTICLE 1: General Definitions And Relationships Among Definitions

Terms in this Agreement, other than the names of the Parties and Article headings, which are set forth in upper case letters, have the meaning established for such terms in the succeeding paragraphs of this Article.  The Article headings are for convenience only and are not otherwise a part of the context of this Agreement.  Those terms defined above are incorporated into this Article 1 as if repeated in full herein.

1.1                                 UPD and LOCKHEED MARTIN are hereunder commonly referred to as “Parties” (in singular and plural usage as required by the context). This License and Strategic Business Agreement shall be referred to as the “Agreement”.

1.2                                 “UPD Licensed Products” shall mean any display product originated by the Research and Development Work described in this Agreement or in any Subcontract which embodies, is made using, or otherwise uses UPD’s IPR related to UPD’s proprietary TMOS Display Technology i) existing as of the Effective Date of this Agreement; ii) developed pursuant to and during the Term of this Agreement; or iii) arising out of Research and Development Work under any Subcontract.

1.3                                 “LOCKHEED MARTIN Licensed Products” shall mean any display product originated by the Research and Development Work described in this Agreement or in any Subcontract which embodies, is made using, or otherwise uses LOCKHEED MARTIN’s IPR directly related to TMOS Display Technology i) existing as of the Effective Date of this Agreement; ii) developed pursuant to and during the Term of this Agreement; or iii) arising out of the work performed by LOCKHEED MARTIN under this Agreement.

1.4                                 “Research and Development Work” shall mean the research and development of the prototype UPD Licensed Products by UPD pursuant to this Agreement.

1.5                                 “UPD IPR” shall mean all UPD Patent Rights, copyrights, trade secrets, and all other intellectual property rights (except trademarks, tradenames, and Internet domain names) owned, controlled by, or licensable by UPD, including without limitation all software, know-how, mask works, designs, specifications, drawings, scientific, engineering, manufacturing or technical information, whether or not patentable or copyrightable, in the lawful possession of UPD, and any further enhancements, modifications, and variations thereof, conceived, developed or produced by employees or agents of UPD during the Term of this Agreement and/or pursuant to the Subcontract(s).

1.6                                 “UPD Patent Rights” shall mean any and all U.S. and foreign patents and patent applications (including all substitutions, continuations, continuations-in-part, and divisionals of patent applications, and all reissues, reexaminations, renewals and extensions of issued patents) or similar rights in any country of the world  relating to TMOS Display Technology currently owned or licensable by UPD as of the Effective Date of this Agreement (including such patents and patent applications and invention disclosures (to the extent that patent applications are subsequently filed thereon) listed in Exhibit A hereto), and shall further include any and all U.S. and foreign patents and patent applications (including all substitutions, continuations, continuations-in-part, and divisionals of patent applications and all reissues, reexaminations, renewals, and extensions  of issued patents) developed by the Parties arising out of the Research and Development Work pursuant to and during the Term of this Agreement.

1.7                                 “LOCKHEED MARTIN Patent Rights” shall mean any and all U.S. and foreign patents and patent applications (including all substitutions, continuations,

continuations-in-part, and divisionals of pending patent applications and all reissues, reexaminations, renewals, and extensions of issued patents) or similar rights in any country of the world  relating to TMOS Display Technology currently owned or licensable by LOCKHEED MARTIN as of the Effective Date of this Agreement (including such patents and patent applications and invention disclosures (to the extent that patent applications are subsequently filed thereon) listed in Exhibit A hereto) and shall further include any and all U.S. and foreign patents and patent applications (including all substitutions, continuations, continuations-in-part, divisionals of pending patent applications and all reissues, reexaminations, renewals, and extensions of issued  patents) developed by the Parties arising out of the Research and Development Work pursuant to and during the Term of this Agreement.

1.8                                 “Affiliate” means any person or business entity who directly controls, is controlled by, or is under common control with another person or business entity (for purposes of this definition, “control,” “controlled by,” or “under common control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person or business entity, whether through ownership of voting securities or otherwise).  In addition, for the purposes of this Agreement, business units of Lockheed Martin Corporation other than Lockheed Martin Systems Integration-Owego shall be considered Affiliates of LOCKHEED MARTIN.

1.9                                 “LOCKHEED MARTIN Sublicensee” shall mean any individual or legal entity granted a sublicense by LOCKHEED MARTIN under UPD IPR to make, have made, use, or sell any UPD Licensed Products in the Military/Aerospace Field.

1.10                           “UPD Sublicensee” shall mean any individual or legal entity granted a sublicense by UPD under LOCKHEED MARTIN IPR to make, have made, use, or sell any LOCKHEED MARTIN Licensed Products outside the Military/Aerospace Field.

1.11                           “Licensed Party” shall mean (a) LOCKHEED MARTIN, when referring to UPD Licensed Products, and (b) UPD, when referring to LOCKHEED MARTIN Licensed Products.  Consistently, the “Licensing Party” shall mean (a) UPD, when referring to UPD Licensed Products, and (b) LOCKHEED MARTIN, when referring to LOCKHEED MARTIN Licensed Products

1.12                           “Net Sale (s) Price” for respective LOCKHEED MARTIN Licensed Products and UPD Licensed Products sold, leased or used by a Licensed Party shall mean such Licensed Party ‘s actual gross sales price, less trade discounts actually allowed thereon; sales, use, excise, or similar taxes; customs duties borne by such Licensed Party; and transportation and insurance charges incurred by such Licensed Party in transporting its respective Licensed Products to third parties to the extent those charges are actually shown as separate items on the invoice for said respective Licensed Products. For respective Licensed Products sold by a Licensed Party to an Affiliate, the Net Sales Price shall mean the average sales price, if available, to a non-Affiliate for the same or substantially similar respective Licensed Product during the relevant accounting period.  In the case a Licensed Party makes any of its respective Licensed Product solely for use by it and not for sale, and no substantially similar respective Licensed Product has been sold to an independent third party end user in an arm’s length transaction, the Net Sales Price for such respective Licensed Product shall be the so-called “book value” thereof, as reported or required to be reported to the U.S.

Internal Revenue Service (or similar governmental authority for such respective Licensed Products made or used in countries outside the United States) for depreciation purposes.

1.13                           “Unit,” shall mean a single Licensed Product.  A UPD Licensed Product is the prototype display being developed by UPD pursuant to the Subcontract, which is a light guide, active layers, panel, optical shutter pixels, supporting driver electronics, and connectors.

1.14                           “Military/Aerospace Field” shall mean any and all applications (i) by the National Aeronautics and Space Administration (NASA) or similar agencies worldwide; (ii) the United States Department of Defense or similar agencies worldwide (MODs), or (iii) requiring ‘ruggedized or militarized’ products. For purposes hereof, “ruggedized or militarized” products would include radiation-hardened, tempest-modified, shock and/or vibration resistant or modified to meet certain thermal parameters, in each case arising from government requirements or governmentally- sponsored military, space or intelligence activities.

1.15                           “TMOS Display Technology” (“Time Multiplexed Optical Shutter” Display Technology) shall mean a thin panel, edge injected, light valve display technology (including the supporting enabling technologies, such as drive control circuitry, light injection, etc.) that facilitates the manufacture and use of a range of panel displays which offer the following advantages over current state of the art display technologies: lower power consumption, simplified architecture and better visual quality.

1.16                           “Subcontract” shall refer to the subcontract or future executed subcontracts as contemplated by this Agreement, including LOCKHEED MARTIN Purchase Order No. 270662 (Exhibit B) entitled “Solicitation Prototype Development, Time and Materials” effective 15 October 2004, entered into between UPD and LOCKHEED MARTIN relating to either UPD’s R&D activities under the Research and Development Work or UPD’s manufacture and sale of UPD Licensed Products for or on behalf of LOCKHEED MARTIN.

1.17                           “Preferred Supplier” shall mean that, during the exclusivity term and any extension thereto, LOCKHEED MARTIN agrees that LOCKHEED MARTIN shall contract exclusively with UPD for the UPD Licensed Products subject to the terms of Article 4.1.

1.18                           “LOCKHEED MARTIN” shall mean the specific Lockheed Martin business unit identified as Lockheed Martin Systems Integration — Owego operating at 1801 State Route 17C, Owego New York 13827, and not the entire Lockheed Martin Corporation.

1.19                           “LOCKHEED MARTIN IPR” shall mean all patents, patent applications, copyrights, trade secrets, and all other intellectual property rights (except trademarks, tradenames, and Internet domain names) owned, controlled by, or licensable by Lockheed directly related to TMOS Display Technology, including without limitation all inventions, discoveries, software, know-how, mask works, designs, specifications, drawings, scientific, engineering, manufacturing or technical information, whether or not patentable or copyrightable, in the lawful possession of LOCKHEED MARTIN, and to any further enhancements, modifications, and variations thereof, conceived, developed or created pursuant to and during the Term of this Agreement.

ARTICLE 2: Research and Development Work

2.1                                 UPD shall exert commercially reasonable efforts in performing Research and Development Work directed towards successful completion of one or more viable prototypes of UPD Licensed Products meeting the LOCKHEED MARTIN Interface Control Drawing (ICD), Electronic Specifications, and Electronics Plan in Exhibit C hereto.

2.2                                 The Research and Development Work, including but not limited to that set forth in the Subcontract, has been, is now, and will continue to be carried out in a series of discrete tasks. Prior to the commencement of any additional tasks, LOCKHEED MARTIN and UPD shall agree in writing pursuant to good faith negotiations to a development proposal. Each prototype development proposal under this Article 2.2 shall be reduced to writing, and Research and Development Work directed thereto shall only commence upon the execution of said prototype development Subcontract by an authorized representative of each of the parties. The terms, and provisions of each such Subcontract shall govern the Research and Development Work in the tasks covered thereby, but only to the extent that the terms and provisions of such development Subcontract do not conflict with the terms and provisions of this Agreement.   Any divergence between the present Agreement and any Subcontract shall be resolved in favor of this Agreement.

2.3                                 If, after good faith negotiations, UPD and LOCKHEED MARTIN cannot agree to the requisite conditions for any follow-on Subcontract, set out in Articles 2.5 through 2.9, or if a prototype display product is not produced that is marketable by LOCKHEED MARTIN in the Military/Aerospace Field, then LOCKHEED MARTIN may elect to terminate this Agreement by giving forty five (45) days’ written notice to UPD.  Alternatively, LOCKHEED MARTIN may elect to keep the Agreement in effect (except for its obligations to purchase UPD Licensed Products from UPD pursuant to a Preferred Supplier relationship) and retain the exclusive license of the UPD IPR in the Military/Aerospace Field provided that it complies with its royalty payment and other obligations set forth in this Agreement.  “Marketable” means that the production ready product can be manufactured to LOCKHEED MARTIN or its Customer standards and the product is cost competitive with other readily available market solutions.

2.4                                 UPD shall deliver to LOCKHEED MARTIN written reports, weekly or at a frequency commensurate with the Subcontract tasks as determined by LOCKHEED MARTIN, outlining the status of the Research and Development Work to be completed by UPD during performance of the Subcontract. In addition, upon completion of the Prototype Research and Development Work, UPD will deliver to LOCKHEED MARTIN a written completion report as well as the agreed number of prototype(s) specified in the Subcontract.

2.5                                 Within forty-five (45) days of receipt of said completion report and the prototype(s), or such longer period as the Parties may agree to in writing, LOCKHEED MARTIN shall provide UPD with notice in writing as to any prototypes which does not reasonably conform to the specifications and/or conditions agreed upon under the corresponding prototype development Subcontract, and shall set forth in such notice the reasons why such prototype(s) is/are not in conformance.

2.6                                 LOCKHEED MARTIN shall allow UPD forty-five (45) days or such longer period as the parties may agree to in writing to cure any non-conformance noted according to Article 2.5 above. The expense of effecting said cure shall be UPD’s for UPD’s contributory effort and any later acceptance by LOCKHEED MARTIN shall be in the manner provided in this Article 2 above.

2.7                                 In the event that, after good faith efforts by UPD and LOCKHEED MARTIN the two parties cannot agree as to whether work delivered by UPD to LOCKHEED MARTIN for approval under Article 2.5 is in conformance with the specifications and/or conditions set out in the corresponding Subcontract; or UPD fails to effect a reasonable cure within the time provided in Article 2.6; this Agreement and/or the Subcontract may be terminated by LOCKHEED MARTIN in accordance with Article 2.3 of this Agreement.

2.8                                 If LOCKHEED MARTIN, at any time during the Subcontract finds it necessary or desirable to change any of the specifications and/or conditions set forth in any one or more Subcontract tasks, then it shall so notify UPD in writing specifying in that notice the reasons for that change.  Upon receipt of such notice, UPD shall use commercially reasonable efforts to effect such change at such an adjusted time frame and fee as the parties may agree to in writing pursuant to good faith negotiations in the manner set forth in Article 2.2 above, and shall appropriately modify any one or more of the tasks in the Subcontract affected thereby as so agreed. If, after good faith negotiations by the parties, no agreement regarding modification of said Subcontract is reached, then the Subcontract and/or this Agreement may be terminated by LOCKHEED MARTIN in accordance with Article 2.3 of this Agreement.

2.9                                 If UPD, at any time during the Subcontract research and development effort, in any one or more tasks, determines that there will be cost overruns related to the Subcontract, then it shall so notify LOCKHEED MARTIN in writing specifying in that notice the amount thereof and the reason therefore.  Upon receipt of such notice, LOCKHEED MARTIN and UPD shall use their commercially reasonable efforts to effect such change in the cost structure as the parties may agree to in writing pursuant to good faith negotiations and shall appropriately modify any Subcontract task or provision(s) affected thereby as so agreed.  If, after good faith negotiations by the parties, no agreement regarding modification of said Subcontract is reached, then the Subcontract task and/or this Agreement may be terminated by LOCKHEED MARTIN in accordance with Article 2.3 of this Agreement.

2.10                           In the event that this Agreement is terminated in accordance with Articles 2.3, and to the extent that Subcontract tasks for any one or more tasks is accepted and paid for in full by LOCKHEED MARTIN, any product(s) arising out of such Subcontract shall be considered to be a UPD Licensed Product within the terms of this Agreement.  In addition, to the extent that any Subcontract is terminated, LOCKHEED MARTIN shall pay for all work completed and accepted under such Subcontract and UPD shall deliver to LOCKHEED MARTIN any such work that has not yet been delivered.

2.11                           Upon the completion of the Research and Development Work under the Subcontract, the parties shall mutually determine final specifications for, and a description of the UPD Licensed Products which, when prepared will be incorporated into  Exhibit C and, thereafter, identify the UPD Licensed Products to be supplied to LOCKHEED MARTIN by UPD.

ARTICLE 3: Technological Know-How, Ideas and Inventions

3.1                                 UPD has developed, is developing, and shall continue to develop UPD    IPR.

3.2                                 UPD shall disclose to LOCKHEED MARTIN in writing any UPD inventions which UPD makes, conceives, or develops related to the TMOS Technology during its performance under the Subcontracts by forwarding to LOCKHEED MARTIN within sixty (60) days a copy of any invention disclosure form, which is filed with its designated corporate offices.  Title to any and all UPD IPR in the performance of any Research and Development Work in compliance with any Subcontract shall be retained by UPD, subject to the licenses in the Aerospace/Military Field granted to LOCKHEED MARTIN pursuant to this Article and Article 4 herein.

3.3                                 Subject to any rights of the United States Government and pursuant to the terms of this Agreement, UPD shall grant, and does hereby grant to LOCKHEED MARTIN a world-wide, irrevocable, royalty-free, exclusive license to the portion of the UPD IPR arising out of the Research and Development Work under any Subcontract, to make, have made, use, sell, offer for sale, lease, import, and modify UPD Licensed Products, including the right to sublicense to third parties as limited by this Agreement, solely in the Military/Aerospace Field.

3.4                                 Subject to any rights of the United States Government and pursuant to the terms of this Agreement, LOCKHEED MARTIN shall grant UPD a world-wide, irrevocable, royalty-free, non-exclusive worldwide license to the portion of the LOCKHEED MARTIN IPR directly related to TMOS technology work performed by LOCKHEED MARTIN under this Agreement to make, have made, use, sell, offer for sell, lease, import, and modify LOCKHEED MARTIN Licensed Products, including the right to sublicense to third parties as limited by this Agreement, solely in fields other than the Military/Aerospace Field.

ARTICLE 4: Preferred Supplier and Licenses

4.1                                 Subject to the terms of this Article 4 and upon LOCKHEED MARTIN accepting the Research and Development Work pursuant to Articles 2.5-2.7, LOCKHEED MARTIN agrees to regard UPD as the “Preferred Supplier” of UPD Licensed Products for the Military/Aerospace Field.  During the period that UPD is a Preferred Supplier, LOCKHEED MARTIN agrees to purchase all its requirements for UPD Licensed Products in the Military/Aerospace Field from UPD, provided, however, that UPD produces UPD Licensed Products for the Military/Aerospace Field that: 1) meet or exceed LOCKHEED MARTIN or its customer’s Quality, Producibility, Delivery, Performance and/or Reliability Standards, including but not limited to detailed performance specifications; and 2) remain price and technically competitive.  UPD anticipates the cost to produce these products in a production environment will be less than that of other current technologies (other than CRT) including but not limited to:

AMLCD, OLED, and FED. In order to maintain its Preferred Supplier status, UPD shall meet the standards set forth in this Agreement and Exhibits B and C.  The parties agree that the standards presently set forth in Exhibit C may need to be modified in the future, subject to the mutual agreement of the parties, which agreement shall not be unreasonably withheld or delayed.

4.2                                 LOCKHEED MARTIN shall have no obligation to pay UPD the royalty on such UPD Licensed Products manufactured by UPD for LOCKHEED MARTIN that it would otherwise pay to UPD pursuant to Article 4.3 if LOCKHEED MARTIN were to manufacture, or have manufactured, and sell such UPD Licensed Products under license from UPD.

4.3                                 (a)                                     In the event, and to the extent, that UPD is unable to maintain its material obligations as a Preferred Supplier to LOCKHEED MARTIN of UPD Licensed Products, LOCKHEED MARTIN will provide written notice to UPD of such failure and UPD will be given forty five (45) calendar days to remedy such failure relating to its Preferred Supplier status.  If UPD fails to remedy such failure, LOCKHEED MARTIN may terminate UPD’s Preferred Supplier status at its sole discretion upon written notice to UPD.  If UPD is unable to maintain its Preferred Supplier status as defined in Article 4.1 then, subject to any rights of the United States Government, and pursuant to the terms of this Agreement, UPD agrees to grant, and does hereby grant to LOCKHEED MARTIN, a worldwide, royalty-bearing, exclusive license to the UPD IPR to make, have made, sell, offer for sale, lease, use, import, or modify the UPD Licensed Products, including the right to sublicense to third parties as limited by this Agreement, solely in the Military/Aerospace Field.

(b)                                Such sales, use or other disposition of UPD Licensed Products not sold to LOCKHEED MARTIN by UPD shall be subject to a running royalty of ****** Percent (******%) of the Net Sale Price per Unit of the UPD Licensed Products.

(c)                                  The license granted to LOCKHEED MARTIN pursuant to Article 3.3 and this Article is similarly granted to any Affiliate of LOCKHEED MARTIN and the term LOCKHEED MARTIN herein shall be construed to include such Affiliate of LOCKHEED MARTIN; provided, however, LOCKHEED MARTIN shall remain responsible for the performance of the terms and conditions of this Agreement, including payment of any royalties, by such Affiliate, and shall be fully liable to UPD thereof in the event of any default by such Affiliate.  Any license granted hereunder to an Affiliate shall terminate on the Affiliate’s ceasing to be an Affiliate.

(d)                                 LOCKHEED MARTIN shall have the right to sublicense UPD IPR licensed by it; provided, any sublicense of UPD trade secrets or confidential information shall include suitable confidentiality agreements. To the extent LOCKHEED MARTIN grants a sublicense pursuant to Article 4.3(a), the sale, use or other disposition of UPD Licensed Products by the LOCKHEED MARTIN Sub-licensee shall be subject to a running royalty of: (i) ****** Percent (******%) of the Net Sale Price per Unit of the UPD Licensed Product plus (ii) an equal share of the royalty above the ****** Percent stated in subparagraph (i).

(e)                                  The royalties stated in Article 4.3(b) above are based on the IPR contribution to the “Unit” of the Licensed Product only and the royalties are not extended to the remainder of the end items sold by LOCKHEED MARTIN.  All such royalty on UPD Licensed Product sold or otherwise transferred to customers  shall be paid by LOCKHEED MARTIN within 30 days of LOCKHEED MARTIN receiving payment from customers for the sale or other transfer of UPD Licensed Product to  customers.  LOCKHEED MARTIN shall remain liable for all royalties due as a result of sales or other transfers of UPD Licensed Product to customers.  In the event such UPD Licensed Products are used by LOCKHEED MARTIN or its Affiliates, the royalty shall accrue as of the date of first use of those UPD Licensed Products.

(f)                                    To the extent permitted by applicable law, LOCKHEED MARTIN will use commercially reasonable efforts to impose license restrictions on the use of the UPD Licensed Products that it leases or sells to commercial customers in the Military/ Aerospace Field.  UPD is obligated under the provisions of this Section to supply only such information concerning technical improvements in the Military/ Aerospace Field as UPD has the legal right to supply to LOCKHEED MARTIN and only to the extent and manner set forth in this Agreement.  If, at any time, the disclosure and/or use of any information concerning technical improvements within the Military/Aerospace Field by UPD to Lockheed should require payments by LOCKHEED MARTIN and/or UPD, such disclosure and/or use shall be made only after the parties hereto have agreed as to the bearing of the cost of such payments. In the event that any intellectual property offered by UPD constitutes UPD-licensed third party intellectual property, Lockheed shall have the option, at its discretion, to accept or reject such third party intellectual property.  Any rejection of such UPD offered third party intellectual property by LOCKHEED MARTIN based upon grounds other than the failure by UPD to meet another of its material obligations pursuant to this Agreement shall not constitute a default by UPD of this

Agreement. UPD shall not be obligated to provide LOCKHEED MARTIN with classified information of the United States or a foreign government without the prior written approval of the appropriate governmental authority.

4.4                                 (a)                                 Subject to any rights of the United States Government, and pursuant to the terms of this Agreement, LOCKHEED MARTIN agrees to grant, and does hereby grant to UPD, a worldwide, royalty-bearing, non-exclusive license to the LOCKHEED MARTIN IPR to make, have made, sell, offer for sale, lease, use, import, or modify LOCKHEED MARTIN Licensed Products, including the right to sublicense to third parties as limited by this Agreement, in fields other than the Military/Aerospace Field.

(b)                                 Such sales, use or other disposition of LOCKHEED MARTIN Licensed Products not sold to UPD by LOCKHEED MARTIN shall be subject to a running royalty of ****** Percent (******%) of the Net Sale Price per Unit of LOCKHEED MARTIN Licensed Products.

(c)                                  The license granted to UPD pursuant to Article 3.4 and this Article is similarly granted to any Affiliate of UPD and the term UPD herein shall be construed to include such Affiliate of UPD; provided, however, UPD shall remain responsible for the performance of the terms and conditions of this Agreement, including payment of any royalties, by such Affiliate, and shall be fully liable to LOCKHEED MARTIN thereof in the event of any default by such Affiliate.  Any license granted hereunder to an Affiliate shall terminate on the Affiliate’s ceasing to be an Affiliate.

(d)                                 UPD shall have the right to sublicense LOCKHEED MARTIN IPR licensed by it; provided, any sublicense of LOCKHEED MARTIN trade secrets or confidential information shall include suitable confidentiality agreements. To the extent UPD grants a sublicense pursuant to Article 4.4(a), the sale, use or other disposition of LOCKHEED MARTIN Licensed Products by the UPD Sub-licensee shall be subject to a running royalty of: (i) ****** Percent (******%) of the Net Sale Price per Unit of the LOCKHEED MARTIN Licensed Product plus (ii) an equal share of the royalty above the ****** Percent (******%) stated in subparagraph (i).

(e)                                  The royalties stated in Article 4.4(b) above are based on the IPR contribution to the “Unit” of the Licensed Product only and the royalties are not extended to the remainder of the end items sold by UPD.  All such royalty on LOCKHEED MARTIN Licensed Product sold or otherwise transferred shall be paid by UPD within 30 days of UPD receiving payment for the sale or other transfer of LOCKHEED MARTIN Licensed Product from its customers.  UPD shall remain liable for all royalties due as a result of sales or other transfers of LOCKHEED MARTIN Licensed Product to customers.  In the event such LOCKHEED MARTIN Licensed Products are used by UPD or its Affiliates, the royalty shall accrue as of the date of first use of those LOCKHEED MARTIN Licensed Products.

(f)                                    To the extent permitted by applicable law, UPD will use commercially reasonable efforts to impose license restrictions on the use of LOCKHEED MARTIN Licensed Products that it leases or sells to commercial customers in fields outside the Military/Aerospace Field.  LOCKHEED MARTIN is obligated under the provisions of this Section to supply only such information concerning technical improvements in the licensed fields (i.e., in fields outside the Military/Aerospace Field) as LOCKHEED MARTIN has the legal right to supply to UPD and only to the extent and manner set forth in this Agreement.  If, at any time, the disclosure and/or use of any information concerning technical improvements within the licensed fields by LOCKHEED MARTIN to UPD should require payments by LOCKHEED MARTIN and/or UPD, such disclosure and/or use shall be made only after the parties hereto have agreed as to the bearing of the cost of such payments.  In the event that any intellectual property offered by LOCKHEED MARTIN constitutes LOCKHEED MARTIN-licensed third party intellectual property, UPD shall have the option, at its discretion, to accept or reject such third party intellectual property. Any rejection of such LOCKHEED MARTIN offered  third party intellectual property by UPD based upon grounds other than the failure by UPD to meet another of its material obligations pursuant to this Agreement  shall not constitute a default by LOCKHEED MARTIN of this Agreement.  LOCKHEED MARTIN shall not be obligated to provide UPD with classified information of the United States or a foreign government without the prior written approval of the appropriate governmental authority.

4.5                                 Each Licensed Party obligated to make any royalty payments shall, within sixty (60) days after each calendar quarter in each year during the Term of this Agreement, and within sixty (60) days of the termination of the Agreement, deliver to the Licensing Party, a complete and accurate report, showing the number and designation of its respective Licensed Products subject to royalty payment hereunder in the preceding calendar quarter, together with all information relevant to computation of royalties or other amounts payable hereunder.  The Licensed Party obligated to make such payments shall, in accordance with Articles 4.3(e) and 4.4(e), pay to the other party, in U.S. dollars, at the offices of the Licensing Party, the total royalties or other amounts due hereunder in respect to each and every respecting Licensed Product imported, manufactured, sold, leased, or used in the relevant calendar quarter or portion thereof.

4.6                                 Licensed Party shall keep accurate written records of all the Licensed Products, pursuant to the license grants in Article 4 and will provide Licensing Party with a summary thereof at the time of its payment within sixty (60) days of the end of each calendar quarter for the cumulative royalties due for that quarter.  Licensed Party shall retain the records upon which each periodic royalty payment is based for a period of three years following the close of the calendar quarter to which such payment relates. During such three year period, Licensing Party will be entitled, at its own expense and through a third party to review such records on a confidential basis during regular business hours at the place where same are maintained, upon giving Licensed Party reasonable prior notice thereof and subject to Licensed Party’s security procedures.

4.7                                 (a) This Agreement is intended to form the framework for the parties to exploit existing and potential business opportunities related to the application of TMOS Display Technology in the Military/Aerospace Field as well as “commercial” market fields. At the time, neither party has the ability to make a firm business commitment to the other for future orders for products incorporating TMOS Display Technology. In order to accommodate both parties to this Agreement, LOCKHEED MARTIN has established a ****** which it may exploit (“******”), a copy of which has been provided to UPD. To date, LOCKHEED MARTIN represents that it has expended an estimated

$****** in connection with various research and development efforts by LOCKHEED MARTIN, by government agencies in various cooperative research and development programs, and by UPD pursuant to the previously referenced Subcontract that have application to the development of the prototypes contemplated by the Subcontract. In all cases, potential investments by LOCKHEED MARTIN referenced in the ****** are proposed on an annual basis and must compete with other proposed Lockheed Martin Corporation and Lockheed Owego business unit programs on a highly competitive basis.  Each annual contribution by LOCKHEED MARTIN to the development and commercialization of TMOS-based products is dependent upon the prior progress made with prior contributions and the potential business value of the resulting TMOS-based products developed. Based upon such parameters, LOCKHEED MARTIN is herein making a non-binding good faith estimate that LOCKHEED MARTIN will make an additional $****** in investments toward the development of TMOS-based products in periodic traunches over the course of the planned development effort which may last up to ******. Such investment is not a requirement of this Agreement. As part of the non-binding estimate, LOCKHEED MARTIN’s proposed future investment plans include a purchase by LOCKHEED MARTIN of ****** TMOS-based ****** for application evaluation at such time and price as to be mutually agreed upon and when deliverable under the development effort. LOCKHEED MARTIN and UPD agree to conduct quarterly marketing meetings to determine jointly the appropriate opportunities in the Military/Aerospace Field to pursue.  LOCKHEED MARTIN’s future contributions are also subject to the following:

(i)             Acceptable completion of qualification testing of the prototype UPD Licensed Products pursuant to this Agreement

(ii)          Early adoption by programs with new requirements;

(b)  At the earliest reasonable time following LOCKHEED MARTIN’s acceptance of the prototype UPD Licensed Products referenced in Article 2.3 or within four years following the Effective Date of this Agreement, the parties agree to commence negotiations regarding either the minimum annual quantity of UPD Licensed Products that LOCKHEED MARTIN will agree to order from UPD or the minimum annual royalties that it will agree to pay in order to maintain the exclusivity of the exclusive licenses granted to LOCKHEED MARTIN pursuant to Article 3.3 and 4.3  In the event the parties do not reach agreement on either minimum annual quantities of UPD Licensed Products or minimum annual royalties by October 15, 2008, the following default minimum royalty provisions will become effective.

In the event UPD is no longer a “Preferred Supplier” and the royalties accruing to UPD upon UPD Licensed Products made, used, sold or leased by LOCKHEED MARTIN, its Affiliates or Sub-licensees following the second contract year after the Effective Date of this Agreement does not exceed the following minimum royalty requirements, UPD , at its option, may convert the exclusive licenses granted under Articles 3.3 and 4.3 of this Agreement to non-exclusive licenses or terminate the licenses to the background portion of UPD IPR under Article 4.3 unless LOCKHEED MARTIN pays UPD, by the deadline for making the final royalty payments under Article 4.5 for such year, such additional sums to satisfy such minimum annual royalty requirements for the year:

(i)  Beginning the first calendar year following the loss of “Preferred  Supplier” status, the annual minimum royalty shall be ******    Dollars ($******) per calendar year for the three years after the ****** are ordered.

(ii)  At least six months prior to the end of the last calendar year for which a minimum royalty is provided pursuant to subparagraph (i), the Parties agree to begin, and continue with due diligence, good faith negotiations on mutually acceptable annual minimum royalties for the remaining years of the Term of this Agreement.

In the event LOCKHEED MARTIN contracts with UPD to make UPD Licensed Products for LOCKHEED MARTIN which it then uses or sells to a third party without paying a royalty pursuant to Article 4.3 LOCKHEED MARTIN shall be entitled to receive a credit toward its minimum annual royalty obligations under this Article equal to the royalty LOCKHEED MARTIN would have paid if it had manufactured the UPD Licensed Products which it sold, transferred or used.

(c)  In the event LOCKHEED MARTIN, after a period of five years from the Effective Date of this Agreement, has not obtained a commercial market for UPD Licensed Products licensed under Article 4.3, has discontinued making commercial versions of the UPD Licensed Products previously made for a period greater than one year, or decides to abandon utilization of UPD’s IPR licensed under Article 4.3, LOCKHEED MARTIN or UPD, in its sole discretion, may terminate this Agreement without prejudice upon written notice to the other party.

4.8                                 Pursuant to the terms of 4.7, LOCKHEED MARTIN shall, at is sole option, have the option to place an order for UPD Licensed Products or make payments in the amounts set forth therein in order to maintain the exclusivity of the licenses granted in this Agreement by UPD to LOCKHEED MARTIN in the Military/Aerospace Field.

4.9                                 UPD shall develop and deliver to LOCKHEED MARTIN, no later than thirty (30) days after availability of the first production Unit of the UPD Licensed Product, an “As Built” cost which shall Include, but is not limited to, estimated labor cost, material costs and profit required to produce production quantities.

4.10                           Except for the express licenses as set forth in Articles 3, 4, and 5.2, no other license is granted under this Agreement with respect to either LOCKHEED MARTIN IPR or UPD IPR, including, but not limited to, any implied licenses to any Party’s background IPR.

ARTICLE 5: Patent Rights in Improvements

5.1                                 The sole inventions of either party relating to the display product improvements conceived or developed pursuant to this Agreement shall be owned exclusively by that party. Joint inventions shall be jointly owned.   LOCKHEED MARTIN shall be responsible for the costs associated with adequately and timely filing of patent applications on the jointly owned inventions under both companies’ names.  During the Term of this Agreement, UPD’s patent applications filed on UPD IPR will automatically be added to UPD IPR licensed to LOCKHEED MARTIN.  LOCKHEED MARTIN agrees to disclose to UPD any LOCKHEED MARTIN inventions conceived or developed pursuant to this Agreement or the Subcontracts directly related to TMOS Display Technology, and, during the Term of this Agreement, any such inventions (and any LOCKHEED MARTIN patent applications filed thereon on Lockheed IPR) will automatically be added to LOCKHEED MARTIN IPR licensed to UPD.

5.2                                 In the event that LOCKHEED MARTIN declines to seek a particular opportunity for a sale of UPD Licensed Products in the Military/Aerospace Field, LOCKHEED MARTIN shall grant to UPD a limited non-exclusive license under LOCKHEED MARTIN IPR and UPD IPR in the Military/Aerospace Field sufficient for and restricted solely to UPD’s sales of such product (including support of UPD’s bid for such sales).  Such limited non-exclusive license shall be royalty bearing and shall subject to the royalty payments and terms provided in Article 4.4(b) and other related Articles.

5.3                                 If either Party decides not to prepare, file and diligently prosecute any patent application on an invention that it owns pursuant to Article 5.1, or subsequently decides to abandon such patent application, in any country, that Party shall so notify the other Party in writing at least sixty (60) days prior to such abandonment or such longer period as shall reasonably permit the other Party to act thereon.  Within a reasonable time after receiving such notice, the other Party (the “Accepting Party”) may elect to accept the responsibility to prepare, file, diligently prosecute, or otherwise assume responsibility for such patent application.  Upon such notice from the Accepting Party, the other party shall, under applicable law assign such patent application to the Accepting Party.

5.4                                 If UPD elects to forego maintenance on any patent constituting part of the UPD Patent Rights added by Section 5.3, then UPD shall so notify LOCKHEED MARTIN at least sixty (60) days prior to the time such maintenance payment is due or such longer period as shall reasonably permit LOCKHEED MARTIN to so maintain such patent under applicable law, and LOCKHEED MARTIN may, in its sole judgment and at its own expense, do so.

5.5                                 Each party shall execute any document and perform such other acts as the Party preparing, filing, and prosecuting any patent application may reasonably request in writing. The prosecuting Party will provide the other Party with a reasonable opportunity to review and comment on any such application during its preparation and on any office action and response thereto incident to its prosecution and will supply the other Party with a copy of all correspondence and like communications sent or received between itself and the applicable government agency in connection therewith, as and when sent or received.

5.6                                 Each Party preparing, filing and prosecuting any patent application will do so at its own expense, using the attorney or attorneys of its choice. The other Party will bear its own expenses associated with its cooperation in such preparation, filing, prosecution, review and comment.

5.7                                 UPD shall pay, as and when due, all fees and annuities and do such other things as may be necessary or advisable to maintain any patent issuing from any application constituting part of the UPD Patent Rights.

ARTICLE 6: Patent Infringement And Defense

6.1                                 In the event either party becomes aware or reasonably suspects that there is or may be infringement by others of any UPD IPR exclusively licensed to LOCKHEED MARTIN under this Agreement, that party must provide written notice to the other party.  For the purposes of this Article 6 of this Agreement the parties agree that the “taking” of UPD IPR that would form the basis of a “takings case” under 28 U.S.C. Section 1498 shall be regarded as act of infringement and that such a takings case will be regarded as a suit for infringement.

6.2                                 In the event of any infringement or misappropriation by others of any UPD IPR exclusively licensed to LOCKHEED MARTIN under this Agreement within the Military/ Aerospace Field, LOCKHEED MARTIN shall have the first right (but not the obligation) to enforce any such exclusively licensed IPR under the UPD IPR against any infringement, misappropriation or alleged infringement or misappropriation thereof solely in the Military/Aerospace Field in its own name and in the name of UPD (“Lockheed’s First Right to Enforce”).  LOCKHEED MARTIN shall have thirty (30) days from the date of the notice provided under Article 6.1 to elect whether it shall accept Lockheed’s First Right to Enforce.  If LOCKHEED MARTIN does not accept Lockheed’s First Right to Enforce within thirty (30) days from the date of the notice provided under Article 6.1, than either party may provide written notice to the other that it shall enforce any such exclusively licensed IPR under the UPD IPR in the Military/Aerospace Field.  Once a party has provided written notice to the other that it shall enforce any such exclusively licensed IPR under the UPD IPR in the Military/Aerospace Field, it shall be deemed the “Enforcing Party” and the other party shall be deemed the “Non-Enforcing Party.”

6.3                                 The Enforcing Party shall at all times keep the Non-Enforcing Party reasonably informed as to the status of the Enforcing Party’s enforcement activities.

6.4                                 The Enforcing Party may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer, and control, settle and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, except as set out in Article 6.7, any damages, awards or settlements resulting therefrom. The Parties further agree that the Enforcing Party may initiate good faith negotiations with the infringer, and such acts constitute acts of enforcement of the exclusively licensed IPR under the UPD IPR by the Enforcing Party.

6.5                                 To the extent, LOCKHEED MARTIN is the Enforcing Party, LOCKHEED MARTIN shall join UPD in any suit brought to enforce such exclusively licensed IPR and UPD agrees that it shall join in any such suit.  Furthermore, LOCKHEED MARTIN shall make good faith reasonable efforts to enforce the exclusively licensed IPR, and UPD shall have the right to become the Enforcing Party should LOCKHEED MARTIN not either enter into a license agreement or bring suit against the known infringing third parties within eighteen (18) months of LOCKHEED MARTIN electing to enforce the exclusively licensed IPR.

6.6                                 To the extent UPD is the Enforcing Party, LOCKHEED MARTIN agrees it shall not provide any sublicense in the Military/Aerospace Field to alleged infringing parties during such enforcement proceedings without the prior written consent of UPD, which consent shall not be unreasonably withheld or delayed.

6.7                                 To the extent that there is a recovery by the Enforcing Party, the Enforcing Party shall be entitled to the proceeds, less the reasonable legal fees and expenses borne by the Non-Enforcing Party, if applicable.

6.7.1                   To the extent LOCKHEED MARTIN is the Enforcing Party, after being reimbursed reasonable legal fees and expenses incurred by both parties, LOCKHEED MARTIN shall provide a royalty payment to UPD consistent with LOCKHEED MARTIN’s obligations under Article 4.3 for such sales, use or other disposition of UPD Licensed Products not sold to LOCKHEED MARTIN by UPD.

6.7.2                   To the extent UPD is the Enforcing Party, UPD shall not grant a sublicense in the Military/Aerospace Field to any alleged infringer to effectuate settlement of the dispute without the prior written consent of LOCKHEED MARTIN.  LOCKHEED MARTIN’s consent shall be within its sole discretion.  After taking into account reasonable legal fees and expenses incurred by both parties, LOCKHEED MARTIN and UPD shall allocate the royalty payment under such sublicense consistent with the obligations under Article 4.3 for such sublicenses.

6.8                                 Solely in connection with enforcing any IPR under exclusively licensed UPD IPR against any infringement, misappropriation or alleged infringement or misappropriation thereof by a third party in the Military/Aerospace Field, either Party shall have the right to defend against any third party counterclaim respecting the invalidity and/or enforceability thereof, and at all times shall keep the other Party reasonably informed as to the status thereof.

6.9                                 In the event suit is brought by the Enforcing Party, the Non-Enforcing Party agrees to cooperate in such suit in order to suppress any material infringement of said exclusively licensed UPD IPR.  Further, the Non-Enforcing Party shall be entitled to retain counsel of its choice and participate in such suit.  In the event any court of competent jurisdiction renders a final judgment on any claims or claims of any of any patent within exclusively Licensed UPD Patent Rights, with all right of appeal exhausted, such holding shall be binding upon the parties to this Agreement for purposes of subsequent construction or enforceability of this Agreement or such exclusively licensed UPD Patent Rights.

6.10                           (a) If any claim or proceeding is brought against LOCKHEED MARTIN and/or its Affiliates, based on any infringement or alleged infringement of any third party’s patent in connection with manufacture or sale of UPD Licensed Products for use within the Military/Aerospace Field, UPD shall have the right to defend, and  shall indemnify and hold LOCKHEED MARTIN harmless from all recoveries and expenses resulting from such claim or proceeding, provided that LOCKHEED MARTIN promptly notifies UPD in writing of such claim or proceeding and LOCKHEED MARTIN cooperate in connection with the defense of such claim or proceeding, however, UPD shall not be obligated to defend, indemnify, or hold LOCKHEED MARTIN harmless if the infringement arises out of (i) LOCKHEED MARTIN’s, its Affiliate’s, its Sub-licensee’s, or its customer’s required specifications, (ii) from use of UPD IPR in a manner different from that originally contemplated by UPD, (iii) from a combination with any LOCKHEED MARTIN and/or third party products unless expressly agreed to in writing by UPD or (iv)

for UPD Licensed Products licensed under Article 4.3 that were not sold to LOCKHEED MARTIN by UPD, from such UPD Licensed Product to the extent not made to UPD provided specifications.  UPD’s liability hereunder shall not exceed the amounts set forth in Article 6.10(c).

(b)                                 The defense, settlement, or compromise of any suit which UPD shall have the right to defend shall be in UPD’s sole control, except if LOCKHEED MARTIN, desires to employ counsel at its own expense to assist in the defense of the suit; provided, however, that UPD may not without the prior written approval of LOCKHEED MARTIN settle, or compromise any suit in such fashion as to impose upon LOCKHEED MARTIN injunctive relief or money damages.

(c)                                  Whenever UPD shall be given notice, as provided in Article 6.10 of a claim by a third party, by suit or otherwise, that LOCKHEED MARTIN’s manufacture, use, lease, sale or offer for sale of UPD Licensed Products infringes any third party patent, and in order to mitigate any damages which might therefore accrue both to LOCKHEED MARTIN and UPD, UPD may inform LOCKHEED MARTIN that the infringement claim, upon advice of counsel, appears to be valid, and request and instruct LOCKHEED MARTIN to modify, or have its Affiliate or its Sub-licensee modify, the UPD Licensed Product in such a manner as to avoid such infringement (to the extent this does not materially alter the UPD Licensed Product) or may advise LOCKHEED MARTIN to discontinue the infringing use thereof, and if LOCKHEED MARTIN shall fail to comply promptly with said request of UPD, UPD shall be discharged from any obligations or liabilities accruing thereafter except as hereinafter provided.  LOCKHEED MARTIN may offset its costs associated with its obtaining a license from such third party from up to one-half of any periodic royalty otherwise payable, or which may become payable, by LOCKHEED MARTIN to UPD  under Article 4.3 of this Agreement.

ARTICLE 7: Representations, Warranties, Indemnities and Dispute Resolution

7.1                                 UPD represents and warrants to LOCKHEED MARTIN that it owns or has the right to license the Patent Rights and the UPD IPR licensed hereunder and has granted no licenses or entered into any other agreements or understandings effective on the date first above written or applicable during the Term of this Agreement restricting or limiting LOCKHEED MARTIN’s rights and licenses granted in this Agreement, and that UPD shall not do so during such Term.  In addition, UPD hereby warrants that it has no knowledge, as of the execution of this Agreement, that its TMOS Display Technology infringes any third party intellectual property rights.

7.2                                 LOCKHEED MARTIN represents and warrants to UPD that it owns or has the right to license the LOCKHEED MARTIN IPR licensed hereunder and has granted no licenses or entered into any other agreements or understandings effective on the date first above written or applicable during the Term of this Agreement restricting or limiting UPD’s rights and licenses granted in this Agreement, and that UPD shall not do so during such Term.  In addition, LOCKHEED MARTIN hereby warrants that it has no knowledge, as of the execution of this Agreement, that its TMOS Display Technology infringes any third party intellectual property rights.

7.3                                 Neither party makes any representations or warranties, express or implied, as to the validity, enforceability, or scope of any of its patents.  Neither party makes any warranty, express or implied, of non-infringement by the Licensed Products of patents or other intellectual property rights owned by third parties.

7.4                                 Each party shall indemnify and hold the other party harmless from and against any damage, liability, cost, claim or suit (including reasonable attorneys’ fees and court costs) incident to any breach of the representations or warranties set forth in this Article 7.

7.5                                 With respect to any claim or suit based on Article 7.4, the party seeking indemnification (“Indemnified Party”) shall promptly give the indemnifying party (“Indemnifying Party”) written notice thereof and, if so requested, the Indemnifying Party shall defend same, using counsel of its own selection, and shall keep the Indemnified Party reasonably informed as to the status thereof.

7.6                                 Dispute Resolution – The parties agree to exercise all reasonable efforts to resolve any dispute arising hereunder by negotiation. In furtherance and not limitation of the foregoing, Parties agree that for a period of no less than thirty (30) days following written notice of dispute, the serving president of UPD or a designee of such officer with actual delegated authority to negotiate and compromise the disputed issue on the one hand and the serving comparable officer of LOCKHEED MARTIN or a designee of such officer with actual delegated authority to negotiate and compromise the disputed issue shall negotiate in good faith to resolve such dispute, including making themselves available for no less than two full business days of in-person negotiations, if such negotiations are required. In the event the Parties are not able to amicably resolve such dispute,  either Party may pursue any legal rights and remedies afforded to them under this Agreement or Governing Law.

ARTICLE 8: Term, Termination, and Survivability

8.1                                 This Agreement shall begin on the Effective Date and unless terminated as provided in Article 2 or this Article 8 below, shall remain in effect for the full term of the last of the UPD Patent Rights or LOCKHEED MARTIN Patent Rights to expire.

8.2                                 LOCKHEED MARTIN defines the first production ready UPD Licensed Product as a UPD Licensed Product meeting the specifications and requirements included in the present and future Subcontracts and said UPD Licensed Product has completed first article inspection and production readiness review.

8.3                                 Upon UPD’s or LOCKHEED MARTIN’s breach of any material representation or warranty made in Article 7, or made in any instrument incorporated in this Agreement by reference (a “Material Breach”), or upon either party’s failure to observe and perform any material term or provision hereof or thereof on its part to be observed and performed (a “Material Failure”), the other party (“Non-Defaulting Party”) shall have the right to give the Defaulting Party written notice thereof, and the Defaulting Party shall have sixty (60) days after receipt of said notice to cure same. If such default is so cured, this Agreement shall remain in full force and effect; if same is not cured within such period, then the Non-Defaulting Party shall have the right to do one or more of the following upon written notice to the Defaulting Party:

(a)                                  Immediately terminate the Agreement, provided the Material Breach or Material Failure is due to one or more of the following:

(i)                                     The failure of a Licensed Party to make its royalty payments required under Article 4.3, 4.4 or 4.7;

(ii)                                  A Material Breach or Material Failure resulting from the Defaulting Party’s willful, intentional or grossly negligent action or inaction;  .

(iii)                               A Material Breach or Material Failure of confidentiality obligations;

(iv)                              A fraudulent misrepresentation;

(v)                                 A failure of the essential purpose of the Agreement; or

(vi)                              Intentional sales of Licensed Products by a Licensed Party outside its licensed fields.

(b)                                        Immediately convert any exclusive license under this Agreement to a non-exclusive license;

(c)              Immediately terminate the Defaulting Party’s applicable royalty-bearing licenses set forth in Section 4.3 or 4.4 to the Non-Defaulting Party’s IPR in the event such Defaulting Party fails to make the applicable royalty payments required under Article 4.3, 4.4, or 4.7; and/or

(d)                                        Pursue any and all other remedies, at law or in equity, other than termination of the Agreement.

8.4                                 Insolvency or Bankruptcy  –Either Party may terminate this Agreement immediately by written notice to the other Party, if the other Party becomes insolvent or voluntary or involuntary proceedings are instituted against the other Party and not dismissed within sixty (60) days under any applicable bankruptcy, insolvency or creditor’s rights laws, or a Party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for the other Party or the other Party’s business is placed under attachment, garnishment or other process involving a significant portion of the business or the other Party, or the other Party fails to maintain operations as a going business for more than sixty (60) consecutive days.

8.5                                 Termination for Convenience and Termination by Mutual Consent—LOCKHEED MARTIN shall have the right to terminate its licenses (including its royalty and annual minimum royalty obligations) of UPD IPR under this Agreement upon ninety (90) days prior written notice; provided however, such termination shall not effect UPD’s rights and licenses in connection with LOCKHEED MARTIN IPR, including the license set forth in Article 4.4.  The Agreement may also be terminated by the written mutual consent of both Parties. LOCKHEED MARTIN further has the right to terminate this Agreement as provided in Article 2.3.

8.6                                 (a)                                  In the event this Agreement terminates, all licenses granted under Article 3, including Article 3.3, shall become non-exclusive licenses to the extent such licenses are not, or have not become, already non-exclusive under the terms of this Agreement.

(b)                                 Upon the termination of this entire Agreement, the licenses granted under Article 4 by each Party to the Licensed Party shall terminate except to the extent necessary for each Party to fulfill any existing contractual commitment, including obligations  to manufacture, maintain, and/or repair Licensed Product for an existing customer.

(c)                                  Absent termination of the Agreement, the licenses granted under Article 4.3 and 4.4 are not revocable by either party except as set forth in Article 8.3(c).  However, the exclusive license granted under Article 4.3 may become non-exclusive during the term of this Agreement, as provided for in this Agreement, including Articles 4.7 and 4.8.

8.7                                 The provisions of Paragraphs 8.7 through 8.10 shall also apply to the rights and obligations of the Parties hereto upon termination of the Agreement under this Section.

8.8                                 Notwithstanding any termination of this Agreement, each party shall remain obligated to render statements, furnish prescribed information and make payments as provided herein with respect to any royalty, if any, due on the manufacture, sale, lease or use of its respective Licensed Products (by it, its Affiliates, or its Sub-licensees) prior to the date of termination of the respective licenses.  Termination of this Agreement shall also not affect a party’s right to examine and audit records and accounts as provided in Article 14 hereof commencing within six (6) months after submission of the Licensing Party’s final statement.

8.9                                 In the event of a termination of this Agreement, each party agrees that the confidentiality provisions set forth in Article 17 of this Agreement shall nonetheless remain in full force and effect, and if the confidentiality provisions are in effect each receiving party further agrees, to the extent not otherwise expressly provided, to return and deliver to the disclosing party following the termination of the applicable licenses (including as provided under Article 8.6) all copies of all notes, reports, photographs, manuals, memoranda, plans, drawings, records or other documents containing any of the disclosing party’s licensed Confidential Information under licenses that are terminated or any information or technical improvements provided by the disclosing party hereunder and further agrees to destroy all copies of any material prepared by the receiving party which contain the disclosing party’s Confidential Information for which the licenses have been terminated.  Such return shall include the return of any escrowed materials, except those escrowed materials retained by LOCKHEED MARTIN pursuant to Section 8.6(b), that may have been obtained by LOCKHEED MARTIN under Article 10 of this Agreement to the extent they relate to IPR for which the prior license has been terminated.  Such return and delivery shall be within sixty (60) days from the date that a party notifies the other party of any such termination of this Agreement except to the extent and for the duration of such licenses that are necessarily continued pursuant to Article 8.6(b).

8.10                           Survivability. Any terms of this Agreement which by their nature extend beyond their expiration, or due to a contractual obligation by or to a third party, shall remain in effect until fulfilled and shall bind the parties and their legal representatives, successors, heirs or assigns.

ARTICLE 9: RESERVED

ARTICLE 10: Escrow Agreement

10.1              The parties agree to negotiate in good faith the terms of an escrow agreement (“Escrow Agreement”) within ninety (90) days of the Effective Date of this Agreement.   Within ninety (90) days following execution the Escrow Agreement, UPD agrees to place in escrow, via deposit, all UPD IPR relating to TMOS Display Technology, including that required for manufacturing and software source Code that is required for LOCKHEED MARTIN to be able to use, modify, make or have made Licensed Products. The Escrow Agreement shall provide, among other things, for: (i) LOCKHEED MARTIN to pay UPD ******% royalty on the Net Sales Price it receives for the sale, lease or other transfer to a third party of Licensed Products or for the reconstruction, upgrade, service or spares associated with the Licensed Products and (ii) UPD to periodically update the documentation in a timely fashion and reasonable intervals to ensure it remains complete and reflects the then-current configurations.  In the event that a triggering event occurs as described in Article 10.2, the materials in escrow shall be released immediately to LOCKHEED MARTIN to permit LOCKHEED MARTIN to modify, make, or have made, the Licensed Products.   The Escrow Agreement, when developed, will become Exhibit E  to this Agreement.

10.2              To ensure that the items in escrow are adequate for LOCKHEED MARTIN to perform should a triggering event occur, LOCKHEED MARTIN shall, at its expense, have the right to retain a qualified third party who executes a suitable nondisclosure agreement with UPD to independently review the documentation held in escrow and provide a recommendation as to the adequacy of the deposited data, to determine if it meets the intent of this Agreement.  The “Triggering Events” shall be as follows:

1)  UPD chooses not to remain in the TMOS business;

2)  Bankruptcy or Insolvency of UPD under Article 8.4;

3)  UPD fails to maintain its “Preferred Supplier” status; or

4)  UPD is acquired by a company competing in the Military/Aerospace Field.

10.3   In the event a Triggering Event occurs, (1) UPD shall update the escrowed materials for the final time and shall promptly transfer such updated materials to LOCKHEED MARTIN and, (2) LOCKHEED MARTIN shall be able to exercise all the rights and licenses granted under this Agreement, using such materials.

ARTICLE 11: Non-exclusiveness of Remedies

11.1                                            Each party’s right of indemnification and termination provided in this Agreement or in any instrument incorporated herein by reference shall not be the exclusive remedies of such parties in the event of any misrepresentation, breach or default hereunder or thereunder, but will be in addition to any other remedies accorded them at law or in equity.

ARTICLE 12: Notices

12.1                                            All notices, requests, approvals and other like communications required or permitted to be given under this Agreement or under any instrument incorporated herein by reference shall be in writing and will be deemed effective and given when delivered in person or sent by certified or registered mail, postage and certification prepaid, to UPD at its address first above written, and to LOCKHEED MARTIN at its address first above written. The present points of contact for each company are as follows:

Uni-Pixel Displays, Inc.

8708 Technology Forest Pl. Suite 100

The Woodlands, Texas 77381

Attn:  Bruce Rehburg

Lockheed Martin Systems Integration-Owego

1801 Route 17C

Owego, New York 13827

Attn:  Robert M. Powell

ARTICLE 13: Assignment

13.1                           Neither this Agreement nor any instrument incorporated herein by reference nor any Subcontract may be assigned by either Party without the prior written approval of the other Party, which approval will not be unreasonably delayed or withheld, except that LOCKHEED MARTIN or UPD may assign its rights and delegate its obligations  without such approval to any of its Affiliates or Subsidiaries upon written notice to the other Party pursuant to which it expressly assumes the obligations of the assigning party.

ARTICLE 14: Force Majeure

14.1                           Either Party’s failure to observe and perform any term or provision of this Agreement or any instrument incorporated herein by reference nor any Subcontract shall be excused in the event, to the extent and only during the period that same arises from or is incident to unforeseen causes beyond the excused Party’s control not resulting from its fault or negligence, including but not limited to, act of public enemy, government or God.

ARTICLE 15: Successors, Assigns, Etc.

15.1                                            This Agreement and the instruments incorporated herein by reference shall be binding and inure to the benefit of both Parties and their respective successors in interest and permitted assigns.

ARTICLE 16: Limitation of Liability

16.1                           Except as otherwise contemplated by Articles 6.10, 7.4 and 17 herein, neither Party shall be liable for indirect, special, consequential or punitive damages (including loss of income, profits or goodwill) arising under or in relation to this Agreement whether based on action or claim in contact, equity, negligence, intended conduct, tort, or otherwise and each Party hereby waives any claims with respect thereto.  LOCKHEED MARTIN and UPD expressly acknowledge that the limitations and exclusions contained in this Article 16 have been the subject of active and complete negotiations between the Parties and represent the Parties’ agreement based upon the level of risk to UPD and LOCKHEED MARTIN associated with their respective obligations under this Agreement and the consideration exchanged hereunder.

ARTICLE 17: Confidential Information

17.1                           Any exchange of Confidential Information between the parties shall be governed by Agreement to Exchange Confidential Information (AECI) Number 9552 dated 04 May 2004 provided both parties agree the term of the AECI is extended until the greater of (a) five years from the Effective Date and (b) three (3) years after termination of this Agreement so as to keep the AECI in full force and effect during the entire term of this Agreement and for three years thereafter.

ARTICLE 18:  Governing Law

This Agreement and the instruments incorporated herein by reference shall be deemed to have been made in the State of Texas, and will be construed under and governed by the internal laws of that State.

ARTICLE 19: Invalidity

The unenforceability of any term or provision of this Agreement or of any instrument incorporated herein by reference shall not affect the other terms or provisions, and such invalid or unenforceable term or provision shall, in all events, be construed and enforced to the fullest extent permissible under law.

ARTICLE 20: Waiver

The failure of either Party to enforce at any time the terms, conditions, requirements or any other provision of the Agreement shall not be construed as a waiver, by either Party, or any succeeding non-performance of the same terms, conditions, requirements or any other provision of this Agreement.

ARTICLE 21: Publicity

The Parties shall agree that any and all announcements related to this Agreement, as well as any other public announcements related to the terms of this Agreement, including product announcements, shall be approved in writing by the other party prior to release, which approval shall not be unreasonably withheld.

ARTICLE 22  Order of Precedence

In the event of a conflict or inconsistency in or between the provisions of this Agreement and the Exhibits or other documents referenced herein, the documents shall take precedence in the following order:

1)              This Agreement

2)              Purchase Order(s) or Subcontracts between UPD and LOCKHEED MARTIN

3)              LOCKHEED MARTIN Terms and Conditions

4)              Interface Control Document

5)              Electrical Specifications

6)              Electronics Plan

7)              Escrow Agreement

8)              Other documents and attachments

ARTICLE 23: Sole Agreement

This Agreement and the instruments incorporated herein by reference including, but not limited to, all Subcontracts and/or Exhibits shall constitute the entire agreement between the parties respecting the subject matter hereof and thereof, and neither this Agreement nor any such instrument may be changed or modified except upon an instrument in writing signed by both Parties which states that it is an amendment hereto or thereto.

IN WITNESS WHEREOF, the Parties have set their hands to this Agreement, or caused their duly authorized representative to execute same.

LOCKHEED MARTIN SYSTEMS INTEGRATION – OWEGO

By:	/s/ Robert Powell

Its:	Subcontract Administrator Sr. Staff

Date:	10-6-05

UNI-PIXEL DISPLAYS, INC.

By:	/s/ Reed Killion

Its:	President

Date:	10-6-05

List of Exhibits to Agreement:

Exhibit A                                                                       Patent Rights

Exhibit B                                                                         Subcontract 270662

Exhibit C                                                                         ICD, SPEC, Electrical Design

Exhibit D                                                                        Detailed Program Schedule

Exhibit E                                                                          Escrow Agreement (90 Days After Agreement)

Exhibit F                                                                          Agreement to Exchange Confidential Information 9552 Dated 04 May 2004.